EXHIBIT 10.101

VOTING AGREEMENT

This Voting Agreement (this “Agreement) is made and entered into as of November     , 2005 by and between Microsemi Corporation, a Delaware corporation (“Parent”), and the signatory hereto (the “Promissor”). Terms used herein and not defined herein shall have the meaning set forth in the Merger Agreement (as defined below).

RECITALS

WHEREAS, pursuant to an Agreement and Plan of Merger dated as of November 2, 2005, as may be amended from time to time (including such amendments, herein called the “Merger Agreement”) by and among Microsemi Corporation, APT Acquisition Corp., a Delaware corporation and wholly-owned subsidiary of Parent (the “Merger Sub”), and Advanced Power Technology, Inc., a Delaware corporation (the “Company”), it is proposed that Parent shall issue shares of Parent Common Stock and/or Parent Stock Options in exchange for Shares and Options (as defined below) pursuant to the Merger Agreement (the “Merger”); and

WHEREAS, as a condition to its willingness to enter into the Merger Agreement, Parent has required that each Promissor, in each such person’s capacity as a stockholder of the Company, enter into, and the Promissor has agreed to enter into, this Voting Agreement.

AGREEMENT

NOW, THEREFORE, for good and valuable considerations, receipt and sufficiency of which are hereby acknowledged, the parties agree as follows:

1. Representations and Warranties of the Promissor. The Promissor hereby represents and warrants to Parent as follows:

(a) Authority; No Violation. The Promissor has all necessary power and authority to enter into and perform all of such Promissor’s obligations hereunder. The execution, delivery and performance of this Agreement by the Promissor will not violate any other agreement to which such Promissor is a party, including any voting agreement, stockholder agreement, trust agreement or voting trust. This Voting Agreement has been duly and validly executed and delivered by the Promissor (and the Promissor’s spouse, if the Shares constitute community property) and constitutes a valid and binding agreement of the Promissor and such spouse, enforceable against the Promissor and the Promissor’s spouse, as the case may be, in accordance with its terms.

(b) Ownership of Shares. The Promissor is the beneficial owner or record holder of the number of shares of the Company’s Common Stock indicated under the Promissor’s name on the signature page hereto (the “Existing Shares,” and together with any shares of the Company’s Common Stock acquired by the Promissor after the date hereof the “Shares”) and, as of the date hereof, the Existing Shares constitute all of the shares of the Company’s Common Stock owned of record or beneficially by the Promissor. With respect to the Existing Shares, and if applicable subject to community property laws, the Promissor has sole voting power and sole power to issue instructions with respect to the matters set forth in Section 2 hereof, sole power of disposition, sole power to demand appraisal rights and sole power to engage in actions set forth in Section 2 hereof, with no restrictions on the voting rights, rights of disposition or otherwise, subject to applicable laws and the terms of this Agreement.

(c) No Conflicts. Neither the execution and delivery of this Agreement nor the consummation by the Promissor of the transactions contemplated hereby will conflict with or constitute a violation of or default under any contract, commitment, agreement, arrangement or restriction of any kind to which such Promissor is a party or by which the Promissor is bound.

2. Voting Agreement and Agreement Not to Transfer.

(a) The Promissor hereby agrees to vote all of the Shares held by the Promissor (i) in favor of the Merger, the Merger Agreement and the transactions contemplated by the Merger Agreement; (ii) against any action or agreement that would result in a breach in any material respect of any covenant, representation or warranty or any other obligation or agreement of the Company under the Merger Agreement; and (iii) except with the prior written consent of Parent, against the following actions (other than the Merger and the transactions contemplated by the Merger Agreement): (A) any extraordinary corporate transactions, such as a merger, consolidation or other business combination involving the Company; (B) any sale, lease or transfer of a material amount of the assets of the Company; (C) any change in the majority of the Board of the Company; (D) any material change in the present capitalization of the Company; (E) any amendment of the Company’s Articles of Incorporation; (F) any other material change in the Company’s corporate structure or business; or (G) any other action which is intended, or could reasonably be expected to, impede, interfere with, delay, postpone, discourage or materially adversely affect the contemplated economic benefits to Parent or Company of the transactions contemplated by the Merger Agreement. The Promissor shall not enter into any agreement or understanding with any person or entity prior to the Termination Date (as defined below) to vote or give instructions after the Termination Date in any manner inconsistent with clauses (i), (ii) or (iii) of the preceding sentence.

(b) The Promissor hereby agrees not to (i) sell, transfer, assign or otherwise dispose of any of his or her Shares without the prior written consent of Parent, other than Shares sold or surrendered to pay the exercise price of any stock options or to pay taxes or satisfy the Company’s withholding obligations with respect to any taxes resulting from such exercise or (ii) pledge, mortgage or encumber such Shares. Any permitted transferee of Shares must become a party to this Agreement and any purported transfer of Shares to a person or entity that has not become a party hereto shall be null and void.

3. Cooperation. The Promissor agrees that he or she will not, subject to Section 4, directly or indirectly solicit any inquiries or proposals from any person relating to any proposal or transaction for the disposition of the business or assets of the Company or the acquisition of voting securities of the Company or any business combination between the Company or any person other than Parent.

4. Promissor Capacity. The Promissor is entering this Agreement in his or her capacity as the record or beneficial owner of the Shares, and not in his or her capacity as a director/executive officer of the Company. Nothing in this Agreement shall be deemed in any manner to limit the discretion of any Promissor to take any action, or fail to take any action, in his or her capacity as a director/executive officer of the Company, that may be required of such Promissor in the exercise of his or her duties and responsibilities.

5. Termination. The obligations of the Promissor hereunder shall terminate upon the consummation of the Merger. If the Merger is not consummated, the obligations of the Promissor hereunder shall terminate upon the termination of the Merger Agreement, provided that if, in the event of such termination, the Company is required to pay Parent the Termination Fee specified in Section 7.3(c) of the Merger Agreement, those obligations set forth in Section 2(a) of this Agreement shall survive until the Company pays the Termination Fee to Parent. The “Termination Date” for any particular provision hereunder shall be the date of termination of the Promissor’s obligations for such provision.

6. Specific Performance. The Promissor acknowledges that damages would be an inadequate remedy to Parent for an actual or prospective breach of this Agreement and that the obligations of the Promissor hereto shall be specifically enforceable. Each of the parties hereto recognizes and acknowledges that a breach of any covenants or agreements contained in this Agreement by the Promisor will cause Parent to sustain damages for which it would not have an adequate remedy at law for money damages, and therefore each of the parties hereto agrees that in the event of any such breach Parent shall be entitled to the remedy of specific performance of such covenants and agreements and injunctive and other equitable relief in addition to any other remedy to which they may be entitled, at law or in equity.

7. Miscellaneous.

(a) Amendments and Waivers. Any term of this Agreement may be amended or waived with the written consent of the parties or their respective successors and assigns. Any amendment or waiver effected in accordance with this Section 7(a) shall be binding upon the parties and their respective successors and assigns.

(b) Governing Law. This Agreement and all acts and transactions pursuant hereto and the rights and obligations of the parties hereto shall be governed, construed and interpreted in accordance with the laws of the State of Delaware, without giving effect to principles of conflicts of law.

(c) Counterparts. This Agreement may be executed in two or more counterparts, each of which shall be deemed an original and all of which together shall constitute one instrument.

(d) Titles and Subtitles. The titles and subtitles used in this Agreement are used for convenience only and are not to be considered in construing or interpreting this Agreement.

(e) Notices. Any notice or other communication required or permitted to be delivered to any party under this Agreement shall be in writing and shall be deemed properly delivered, given and received (i) when delivered by hand; (ii) on the day sent by facsimile, provided that the sender has received confirmation of transmission as of or prior to 5:00 p.m. local time of the recipient, on such day; (iii) the first business day after sent by facsimile (to the extent that (A) the sender has received confirmation of transmission after 5:00 p.m. local time of the recipient on the day sent by facsimile, or (B) notice is sent on a day that is not a business day); or (iv) the third business day after sent by registered mail or by courier or express delivery service, in each case to the address or facsimile number set forth on the signature page to this Agreement beneath the name of such party, or to such other address or facsimile number as such party shall have specified in a written notice given to the other parties hereto or, if to Parent, addressed as follows:

If to Parent to:

MICROSEMI CORPORATION

Address	2381 Morse Avenue
Irvine CA 92614
Telephone:	(949) 221-7100
Fax:	(949) 756-2053
Email:	jpeterson@microsemi.com

With a copy to:

If to the Promissor:

Name:

Address

Telephone:

Fax:

Email:

(f) Severability. If one or more provisions of this Agreement are held to be invalid or unenforceable under the applicable law of any jurisdiction, the parties agree to renegotiate such provision in good faith, in order to maintain the economic position enjoyed by each party as close as possible to that under the provision rendered unenforceable. In the event that the parties cannot reach a mutually agreeable and enforceable replacement for such provision, then (i) such provision shall be excluded from this Agreement, (ii) the balance of this Agreement shall be interpreted as if such provision were so excluded and (iii) the balance of this Agreement shall be valid and enforceable in accordance with its terms. Each provision of this Agreement is separable from any other provisions of this Agreement, and each part of each provision of this Agreement is severable from every other part of such provision.

(g) Disclosure. Promissor hereby agrees to permit Parent and the Company to publish and disclose in the Registration Statement (including all documents and schedules filed with the SEC) and the Proxy Statement/Prospectus, and in any press release or other disclosure document in which Parent or the Company reasonably determines in its good faith judgment that such disclosure is required by law, including the rules and regulations of the SEC, as appropriate, in connection with the Merger and any transactions related thereto, such Promissor’s identity and ownership of the Shares the nature of the commitments, arrangements and undertakings under this Agreement.

(h) Assignment. This Agreement shall not be assigned by Promissor without the prior written consent of the Parent.

(i) Entire Agreement, etc. This Agreement (i) constitutes the entire agreement, and supersedes all other prior agreements, understandings, representations and warranties both written and oral among the parties with respect to the subject matter hereof, and (ii) shall not be transferable or assignable by operation of law or otherwise and is not intended to create any obligations to, or rights in respect of, any persons other than the parties hereto; provided, that the Parent may assign any of its rights and obligations hereunder to any of its subsidiaries or to any other entity which may acquire all or substantially all of the assets, shares or business of the Parent or any of its subsidiaries or any entity with or into which the Parent or any of its subsidiaries may be consolidated or merged.

(j) Jurisdiction. Any legal action or proceeding with respect to this Agreement may be brought in the superior courts of the State of California sitting in Orange County, California or federal district courts of the United States of America for the Central District of California and, by execution and delivery of this Agreement, the parties hereby accept for themselves and in respect of their property, generally and unconditionally, the jurisdiction of the aforesaid courts. The parties irrevocably consent to the service of process out of any of the aforementioned courts in any such action or proceeding by the delivery of notice as provided in this Agreement, such service to become effective thirty (30) days after such delivery.

(SIGNATURE PAGE FOLLOWS)

SIGNATURES

IN WITNESS WHEREOF, the parties hereto have executed this Voting Agreement as of the date first above written.

MICROSEMI CORPORATION:

By:	/s/ JAMES J. PETERSON
Name:	James J. Peterson
Title:	President & CEO

Address	2381 Morse Avenue
Irvine, CA 92614
Telephone:	(949) 221-7188
Fax:	(949) 756-2087
Email:	jpeterson@microsemi.com

Stockholder:

By:

Name:

Title:

Number of Shares:

Address

Telephone:

Fax:

Email: